PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Executes Agreement to Acquire a Long-Term Acute Care
Hospital Located in Dallas, Texas

Scottsdale, Arizona (December 3, 2009) – Healthcare Trust of America, Inc. ( “HTA”), a self-managed, non-traded, real estate investment trust, announced the execution of a purchase and sale agreement to acquire a long-term acute care hospital (“LTACH”), located in Dallas, Texas, for approximately $27,350,000. The closing of the acquisition is subject to the satisfaction of a number of conditions.

The approximately 52,300 square foot LTACH contains 60 private, licensed beds and is strategically located between Presbyterian Hospital of Dallas and Medical City Dallas Hospital, each located north of downtown Dallas in an area which is considered the north central medical district. The LTACH is subject to a long-term lease with Dallas LTACH LLC, a subsidiary of RehabCare (NYSE:RHB). RehabCare is a national provider of post-acute services, based in St. Louis, Missouri. RehabCare manages rehabilitation programs in partnership with over 1,240 hospitals and skilled nursing facilities in 41 states, and owns and operates 33 rehabilitation and long-term acute care hospitals. The 4-story LTACH was developed two years ago by the seller, which is a partnership between local physicians and Gulf States Health Services who are the Sellers.

“This particular medical submarket provides both solid real estate fundamentals and proximity to two large, prominent hospitals in the heart of North Dallas’ medical center,” stated Mark D. Engstrom, HTA’s Executive Vice President of Acquisitions. “Hospital proximity and a solid, experienced operator are essential to sustaining volumes for these types of facilities.”

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded, real estate investment trust. HTA has made 45 geographically diverse acquisitions valued at approximately $1.6 billion based on purchase price, which includes 154 buildings and two real estate-related assets, as of December 2, 2009. HTA’s portfolio totals approximately 6.4 million square feet, and includes 137 medical office buildings, four hospitals, 9 skilled nursing and assisted living facilities and four other office buildings located in 20 states, including: Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the LTACH adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the LTACH may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the property; the strength and financial condition of the tenants; uncertainties relating to the local economy of the Dallas, Texas area; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.